EXHIBIT 10.1

December 08, 2021

KOTA Construction

LLC KOTA Energy Group LLC

Attn: Mr. Cole De Arman

1227 Flynn Road, Suite

307 Camarillo, CA, 93012

Dear Sir:

This Letter of Intent (this “Letter”) sets forth the mutual interest of PHI GROUP, INC., a Wyoming corporation, hereinafter referred to as “Buyer’’, and KOTA Construction LLC & KOTA Energy Group LLC, both of which are California limited liability companies, hereby collectively referred to as “Sellers” and individually as a “Seller”, regarding the possible acquisition by Buyer of 50.1% of the equity interest of each Seller, which equity interest shall be common equity with economic rights pari-passu with that held by the founders of Sellers (such equity, the “Equity”, and the purchase thereof, the “Transaction”). Each Seller and the Buyer are hereinafter referred to individually as a “Party” and collectively as the “Parties”. The Parties promise to negotiate In good faith, for the period set forth below, a definitive purchase agreement (the “Purchase Agreement”) for such equity interests and second amended and restated operating agreements for each Seller (the “Operating Agreements”) to include the terms and conditions set forth in this Letter and such other representations, warranties, conditions, covenants, indemnities, limitations on the amount and types of damages and other terms as the Parties may agree upon.

1. Purchase Price. The purchase price for the Equity is $64,125,000, of which $14,125,000 will be for a special partner distribution to the founders of Sellers (the “Founders”) immediately after closing of the Transaction as set forth the Operating Agreements and $50,000,000 will be used by Sellers for expansion and growth, pending completion of due diligence.

2. Conditions. The Transaction shall be subject to the satisfaction of the following conditions prior to the Closing:

● Buyer’s satisfactory completion of due diligence;

●Buyer securing financing in an amount necessary to finance the Transaction;1

●The approval of the Transaction by Buyer’s Board of Directors;

●The approval of the Transaction by the applicable managers and members of Sellers;

●The execution by the Parties of the Purchase Agreement and ancillary agreements;

●The execution of the Operating Agreements by the applicable members;

●There being no material adverse change to the business of Sellers; and

●The receipt of any necessary regulatory or other agreed upon material approvals and third party consents, if any.

3. Due Diligence. After the signing of this Letter, Sellers will grant Buyer and its duly authorized representatives reasonable access to the facilities, financial, accounting and business books and records, material contracts, legal records, key employees, customers, suppliers, and advisors and any other matters of Sellers as Buyer’s accountants, tax and legal counsel and other advisors reasonably deem appropriate, subject to the Confidentiality provision provided below, for the purpose of allowing Buyer to complete its due diligence. The Purchase Agreement and other transaction-related documents shall be contingent upon the satisfactory completion of due diligence by Buyer. Notwithstanding the foregoing, the Buyer and its representative shall not contact any employees, customers, suppliers or advisors of any Seller without the express written approval of Cole De Arman or his legal proxy which may be withheld in their reasonable discretion (this restriction, the “Consent Requirement”).

4. Purchase Agreement; Operating Agreements. The Parties’ desire to enter a definitive Purchase Agreement and Operating Agreements with respect to the price, terms and conditions of the proposed Transaction, which contain representations, warranties, covenants, indemnities and limitations on the amount and types of damages (e.g., a 1% deductible basket) customary for a transaction of this type within thirty days following the signing of this Letter, unless further extended by mutual written consent of Sellers and Buyer. The owners of the Sellers shall not be subject to personal indemnity obligations in connection with the Transaction. The Operating Agreements shall provide that all Internal Revenue Code Section 704(c) allocations be made pursuant to the traditional method and that the Sellers shall make mandatory tax distributions quarterly (such tax distributions to be treated as advances of distribution amounts the owners are otherwise entitled to under the Operating Agreements). Additionally, the Operating Agreements will provide the Founders with control rights over the operations and management of the Sellers and a put right with respect to their minority interest granting Buyer first right of refusal to purchase such minority interest, each such right on terms acceptable to the Founders.

5. Closing Date. The Closing Date of the Transaction (the “Closing”) shall be determined by the Parties and specified in the Purchase Agreement.

6. Employment Agreements. Buyer and Sellers agree to retain employment of all or substantially all of the employees of Sellers after the Closing Date.

7. Seller’s Covenants. During the period this Letter is in effect, Sellers will conduct their respective businesses in the ordinary course and will not undertake any activity or transaction that would be reasonably expected to significantly reduce the value of such businesses.

8. Confidentiality. This Letter and any information exchanged in accordance with this Letter is subject to the Confidentiality Agreement between Buyer and KOTA Energy Group LLC entered into on November 12, 2021 and the Confidentiality Agreement between Buyer and KOTA Construction LLC entered into on December 08, 2021 (collectively, the “Confidentiality Agreements”), which remain in full force and effect and shall survive any termination of this Letter pursuant to their terms.

9. Governing Law; Venue. This Letter and all matters related thereto shall be governed by and construed In accordance with the laws of the State of California without giving effect to its conflict of laws principles. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and any United States District Court situated in Orange County, California.

10. Termination. Unless extended by written agreement of the Parties, this Letter will automatically terminate upon the earliest of:

(A) the execution of the Purchase Agreement by the Parties;

(B) the mutual written agreement of Buyer and Sellers;

(C) the Parties’ failure to enter a Purchase Agreement within thirty days after the first date set forth above; or

(D) the delivery by any Seller of written notice of termination after Buyer or any of its affiliates has proposed any material change to the terms of the Transaction described in this Letter, including, without limitation,

any reduction to the amount of the cash paid at Closing or the amount of Equity being purchased at

Closing.

11. Non-binding. This Letter is intended only as a reflection of the intention of the Parties, and neither this Letter nor its acceptance shall constitute or create any legally binding or enforceable obligation on any party, except with regards to the Consent Requirement and paragraphs regarding Confidentiality, Governing Law; Venue and Termination hereof which shall be binding on the Parties. The Confidentiality and Governing Law; Venue sections shall survive the termination of this Letter. No agreement or obligation regarding Sellers and/or the Transaction shall be deemed to exist between the Parties and any of their respective affiliates or owners, unless and until the Purchase Agreement has been executed and delivered, and then only in accordance with the terms and conditions of such Purchase Agreement.

12. Miscellaneous. This Letter and the Confidentiality Agreements contain the entire understanding between the Parties and supersede all previous agreements, if any, between the Parties concerning the same or substantially similar subject matter. This Letter may be amended, supplemented or otherwise modified only in a writing signed by duly authorized representatives of each Party. This Letter may be executed in counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same document. The section headings are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision in this Letter.

If the foregoing terms and conditions are acceptable, please sign and return this Letter to the undersigned.

Very truly yours,

/s/ Henry D Fahman
Henry D Fahman, Chairman & CEO
PHI GROUP, INC.

Agreed to and accepted by:

KOTA Construction LLC &
KOTA Energy Group LLC

/s/ Cole De Arman
Sellers’ Full Name
Mr. Cole De Arman
Authorized Signatory